Exhibit 99.1

                  Flexsteel Aligns Management Team;
                 Klosterman, Hall & Fautsch Promoted

    DUBUQUE, Iowa--(BUSINESS WIRE)--June 21, 2005--The Board of Directors of Flexsteel Industries, Inc., (NASDAQ:FLXS) announced that Ronald J. Klosterman was named President and Chief Operating Officer. Klosterman was also appointed to the Board of Directors of Flexsteel. Timothy E. Hall was appointed Vice President, Chief Financial Officer and Treasurer, and Lee David Fautsch was promoted to Vice President, Residential Sales.
    K. Bruce Lauritsen will continue as Chief Executive Officer and was also appointed Vice Chairman of the Board of Directors. Mr. Lauritsen commented, "these appointments are a part of the succession plan developed by the Board of Directors."
    "This team will continue to serve Flexsteel well," said Lauritsen, "and this new alignment is in keeping with the Flexsteel Board's long-standing practice of putting a team in place with an eye to the Company's future needs." Mr. Lauritsen added, "Flexsteel's strategic focus is on providing our dealers, and ultimately the consumer, with quality furnishings for the home, recreational vehicles, and commercial interiors. Our management team has the combined expertise to do just that."
    Klosterman, the new President, has a long history with Flexsteel, having joined the Company 32 years ago in corporate accounting. For six years, he was general manager of the Company's upholstered furniture division in Dublin, Georgia; he later returned to the Dubuque headquarters and advanced to Executive Vice President, Director of Operations and Chief Financial Officer.
    Taking over as Vice President, CFO and Treasurer is Timothy E. Hall, who has been with Flexsteel for 10 years and has served as Corporate Controller and as Treasurer. Lee David Fautsch is taking up the responsibilities of Vice President for Residential Sales. Serving most recently as National Sales Manager, Fautsch has been with Flexsteel for 16 years with regional sales management experience and is currently responsible for directing the expansion of the Company's residential furniture sales.
    Established in 1893, Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392